Exhibit 10.13


               INTERIM OPERATING AGREEMENT - AMENDMENT NUMBER 1

         This Amendment Number 1 to Interim Operating Agreement is entered into as of August 31, 1996 among Crowley, Milner and Company ("Crowley"), Steinbach Stores, Inc. ("Steinbach") and the shareholders (the
"Shareholders") of Steinbach. Capitalized terms used without definition are used as defined in the Interim Operating Agreement referred to below.

                                   RECITALS

         A. The parties hereto entered into an Interim Operating Agreement (the "Interim Agreement") dated as of December 29, 1995, with respect to the operation of certain assets of Steinbach and the determination and discharge of certain liabilities of Steinbach during the Contract Period.

         B. Section 3.2 of the Interim Agreement provided for the payment and termination of the NCB Line of Credit. Said Section 3.2 provided, among other things, for the ability of Steinbach to continue to make draws under the NCB Line of Credit in connection with the operation of the Acquired Stores through the Closing, in addition, all advances made to Steinbach under the NCB Line of Credit after December 30, 1995 relative to the operation of the Acquired Stores shall be for Crowley's account. Said
Section 3.2 also contemplated that the NCB Line of Credit would be terminated and all advances thereunder would be repaid on the date Closing should occur.

         C. The amount advanced under the NCB Line of Credit attributable to the operation of the Acquired Stores is not precisely known as of the Closing Date. Each of Crowley and the Shareholders intends to advance funds to pay its estimated share of the advances under the NCB Line of Credit at the Closing and each of the parties understands that the amount of such advances is subject to adjustment.

         Therefore, the parties agree as follows:

         1. To the extent that advances made under Section 3.2 for the account of either Crowley or the Shareholders, whether made before or after the Closing Date, are determined by the final accounting contemplated by
Section 3.3 of the Interim Agreement to have been in excess of amounts properly allocated to that party in accordance with the Interim Agreement, the other party will pay the amount of such excess to that party promptly after the final accounting, together with interest thereon to the date of payment.

         IN WITNESS WHEREOF, the parties have executed this Amendment Number 1 to Interim Agreement as of the date first written above.

                                          CROWLEY, MILNER AND COMPANY



                                          By: /s/ DENNY CALLAHAN
                                              ---------------------------
                                              Denny Callahan
                                              Its:  President/CEO


                                          STEINBACH STORES, INC.



                                          By: /s/ JAY L. SCHOTTENSTEIN
                                              ---------------------------
                                              Jay L. Schottenstein
                                          Its:President and Chairman of the
                                              Board


                                          JEROME SCHOTTENSTEIN SUBCHAPTER S
                                          TRUSTS NOS. 1 THROUGH 10,
                                          SHAREHOLDERS



                                          By: /s/ JAY L. SCHOTTENSTEIN
                                              -----------------------------
                                              Jay L. Schottenstein, Trustee
                                              for each of the above-named
                                              Trusts